Exhibit 10.53
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of May 7, 2008 to be effective May 8, 2008 (the “Effective Date”), is by and between NUCRYST PHARMACEUTICALS INC., a Delaware corporation (“Company”) and DAVID B. HOLTZ (“Executive”).
     WHEREAS, the Company desires to employ the Executive to serve as the Vice President and Chief Financial Officer of the Company and of NUCRYST Pharmaceuticals Inc., an Alberta corporation of which the Company is a wholly-owned subsidiary (the “Parent”) on the terms and conditions hereinafter set forth; and
     WHEREAS, the Executive desires to accept such employment with the Company subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:
     1.     Employment and Duties.
             (a)     Employment. During the Term (as defined below) the Executive:
     (1)     shall serve as the Vice President and Chief Financial Officer of the Company and of the Parent; shall have all authorities, duties and responsibilities customarily exercised by an individual serving in such position in a corporation of the size and nature of the Company and the Parent; may be assigned such additional duties and responsibilities, consistent with the foregoing, as the Chief Executive Officer of the Parent (the “CEO”) may from time to time reasonably determine; shall report directly to the CEO; and shall devote substantially all of the Executive’s working time and the Executive’s best efforts to the Company and the Parent and the Executive’s position.
     (2)     shall faithfully serve the Company and the Parent and at all times act in and promote the best interests of the Company and the Parent, and shall not, without the prior approval of the CEO, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other company or business entity, provided that nothing herein shall preclude the Executive from: (A) serving on the boards of a reasonable number of trade associations and charitable organizations with the approval of the CEO, such approval not to be unreasonably withheld, (B) engaging in charitable activities and community affairs, (C) accepting and fulfilling a reasonable number of speaking engagements, and (D) managing his personal investments and affairs (which may include serving as an officer, director or employee of a family held company); provided that such activities do not in the aggregate interfere with the proper performance of his duties and responsibilities hereunder, violate any provision hereof, or otherwise create any conflict of interest with respect to his duties and responsibilities hereunder or violate the terms of any of the covenants contained in the Employee Confidentiality and Non-Compete Agreement dated May 1, 2008 between the Executive and the Company (the “Confidentiality Agreement”); and
     (3)     shall comply with all rules, regulations, policies and procedures of the Company, the Parent and their respective affiliates as in effect from time to time, including the Code of Conduct, Whistleblower Policy, Disclosure Policy and Insider Trading Policy of the Parent and the Company and their respective affiliates and any rules or policies that may be adopted by the Company or the Parent from time to time to restrict or prohibit actual or perceived conflicts of interest.
             (b)     Location. During the Term, the Executive’s principal office, and place of employment, shall be in Princeton, NJ or such other location as may be determined by the Executive with the approval of the CEO. The Executive acknowledges that he will be required to travel frequently to other locations in which the Company and the Parent conduct their activities, including Canada.
     2.     Compensation.
             (a)     Base Salary. During the Term (as hereinafter defined), the Company shall pay to the Executive a minimum base salary at the rate of Two Hundred and Twenty-Five Thousand Dollars ($225,000.00) per annum (“Base Salary”). Subsequent increases to the Base Salary will be determined by the Board of Directors of the Parent (the “Board”) (or committee thereof) in its sole discretion. The Base Salary cannot be reduced by the Company so long as the Executive is employed by the Company; provided, that the Base Salary may be reduced by the Company if such reduction is in conjunction with a Company-wide or Parent-wide reduction in salaries relating to an on-going business need of the Company or the Parent and such reduction of the Base Salary is proportional to the decrease in salary to other similarly-positioned executives of the Company or the Parent. The Base Salary under this Section 2(a) shall be payable to the Executive not less frequently than twice monthly and shall be reduced by applicable taxes and withholdings.
             (b)     Annual Incentive Award. In addition to the Executive’s Base Salary under Section 2(a) above, the Executive will be eligible to receive an annual cash incentive award (“Annual Incentive Award”) in respect of each calendar year that ends during the Term to the extent an employee cash incentive award program is established by the Company and approved by the Board (the “Incentive Program”). The Executive’s Annual Incentive Award opportunity will be determined based on the achievement of specific corporate objectives of the Parent and will be equal to 20% of annualized Base Salary at threshold level achievement of corporate objectives (with no payout for achievement of corporate objectives below threshold level), 40% of annualized Base Salary at target level achievement of objectives and a maximum possible Annual Award of 70% of annualized Base Salary at stretch achievement level with the Executive’s eligibility commencing with calendar year 2009. The Annual Incentive Award payable to the Executive shall be based upon the satisfaction of performance criteria and objectives as determined by the Board (or its Human Resources and Compensation Committee) in its sole discretion and shall be subject to other terms and conditions set forth in the Incentive Program. The Executive acknowledges that to be eligible to receive an Annual Incentive Award in respect of any calendar year during the Term, the Executive must be an employee of the Company on the date of payout of the Annual Incentive Award and not be in breach of this Agreement or the Confidentiality Agreement. Except as otherwise set forth herein, any such Annual Incentive Award shall be payable no later than ninety (90) days following the end of the fiscal year for which it is awarded, and shall be reduced by applicable taxes and withholdings. For calendar year 2008, in lieu of an Annual Incentive Award, the Executive will be paid a bonus of forty per cent (40%) of Base Salary prorated from the Effective Date and will be payable at the same time as the Company pays out the 2008 Annual Incentive Award which shall be no later than ninety (90) days following the end of the calendar year and shall be payable to the Executive regardless of the satisfaction of corporate performance criteria and whether or not the Executive is an employee of the Company on the payout date, unless the Executive’s employment was terminated for Cause (as that term is defined in clause 6(c) below) prior to the date of payout or the Executive is in breach of this Agreement or the Confidentiality Agreement, in which case no such bonus will be payable in respect of calendar year 2008.
             (c)     Long-Term Incentives. Subject to the approval of amendments to the Parent’s 1998 Equity Incentive Plan, as amend, (the “Plan”) by the shareholder of the Parent, and subject to Board approval and commencement of employment, Executive will be granted a nonqualified stock option (the “Option”) to purchase two hundred and forty thousand (240,000) shares of the common stock of the Parent (the “Shares”) under the Plan, and pursuant to the terms and conditions of a Stock Option Award Agreement in the form attached hereto as Exhibit A. The price to be paid for Shares upon exercise of the Option shall be the Fair Market Value on the date of grant as that term is defined in the Plan or on the earliest date thereafter as is permissible under applicable law and the rules of the stock exchanges on which the Shares are traded (the “Option Grant Date”). The Option described in this Section 2(c) will vest and become exercisable in accordance with the following schedule: (i) options with respect to 1/3 of the Shares will vest and become exercisable on the first anniversary of the Option Grant Date, (ii) options with respect to 1/3 Shares will vest and become exercisable on the second anniversary of the Option Grant Date, and (iii) options with respect to 1/3 Shares will vest and become exercisable on the third anniversary of the Option Grant Date, provided (except to the extent otherwise provided in Section 6 and Section 7 below) that the Executive is employed by the Company on such vesting date. The Option described in this Section 2(c) will expire on the tenth anniversary of the Option Grant Date.
     3.     Insurance, Retirement and Employee Benefit Plans; Business Expenses.
             (a)     Other Benefits and Perquisites. During the Term, the Executive shall be eligible to participate in any plan of the Company relating to stock options, employee stock purchase or ownership, 401(k), group life insurance, medical coverage, or other employee benefit plans or arrangements that the Company has adopted or may adopt for the benefit of its employees. The Company reserves the right to modify or terminate any employee benefit or perquisite at any time. The benefits described in this Section 3(a) cannot be reduced by the Company so long as the Executive is employed by the Company; provided, that such benefits may be reduced by the Company if such reduction is in conjunction with a Company-wide or Parent-wide reduction in benefits relating to an on-going business need of the Company or the Parent and such reduction of the benefits is proportional to the decrease in benefits to other similarly-positioned executives of the Company or the Parent.
             (b)     Equity Compensation. The Executive acknowledges and agrees that the determination of whether to award to Executive Stock Options, the number of Share or shares of common stock of the Parent subject to any such Stock Option and the terms and conditions of any such Stock Option, are in the sole discretion of the Board. For the purposes of this Agreement, “Stock Option” shall mean any compensatory option to acquire securities of the Parent; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Parent; and any security or right received in respect of any of the foregoing options or rights.
             (c)     Business Expenses. During the Term of this Agreement, the Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive in furtherance of his duties under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are reasonably incurred and accounted for in accordance with the published policies and procedures established by the Company. Such expenses shall be reimbursed upon submission to the Company of invoices containing original receipts for all such expenditures and upon review by the Company of the reasonable nature of such expenditures.
     4.     Term. The initial term of employment under this Agreement shall be from the Effective Date until the first anniversary of the Effective Date unless the Executive’s employment terminates earlier pursuant to Section 6 below (“Term”). The Term shall be automatically extended for additional one (1) year periods as of the end of each year in which the Term of this Agreement otherwise would expire, unless the CEO gives the Executive a written notice of non-renewal not less than thirty (30) days before the scheduled expiration of the Term. In the event of any expiration of the Term due to such non-renewal, the Executive shall be entitled to his Base Salary for a period of six (6) months following the expiration of such Term provided that the Executive or his legal representative signs a release of any and all claims in form satisfactory to the Company. “Term,” as defined above, shall include any such one (1) year extensions. The Term of this Agreement shall be subject to termination as provided in Section 6.
     5.     Vacations; Illness. The Executive shall be entitled to annual paid vacation of four (4) weeks per year (which shall include personal days and sick days), provided that no such vacation may be carried forward from any year during the Term.
     6.     Termination of Employment. The Executive’s employment may be terminated under the following circumstances:
             (a)     Termination Due to Death. In the event that the Executive’s employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to the following:
     (1)     if within forty-five (45) days of the Termination Date the Executive’s legal representative signs a release of any and all claims in form satisfactory to the Company, Base Salary for a period of ninety (90) days following the date of death; and
     (2)     the continued right to exercise any Stock Options, to the extent that such Stock Option is vested as of the Termination Date, for at least the lesser of one hundred and eighty (180) days following the Termination Date and the remainder of its maximum stated term.
             (b)     Termination Due to Disability. If the Executive is unable to perform his duties hereunder due to a Disability (defined below), the Company may terminate Executive’s employment hereunder. In the event that the Executive’s employment hereunder is terminated due to Disability, he shall be entitled to:
     (1)     the payment of a pro-rata Annual Incentive Award for the year in which his employment terminates to the extent earned in accordance with the terms set forth herein. For the purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity or similar cause, to substantially perform his duties and responsibilities hereunder for any consecutive six (6) month period or for any period of twelve months (whether or not consecutive) in any consecutive twenty-four (24) month period, as determined by the CEO; and
     (2)     the continued right to exercise any Stock Options, to the extent that such Stock Option is vested as of the Termination Date, for at least the lesser of one hundred and eighty (180) days following the Termination Date and the remainder of its maximum stated term.

             (c)     Termination by the Company for Cause.
     (1)     For purposes of this Agreement, “Cause” shall mean (A) the Executive’s breach of the terms of this Agreement or the Confidentiality Agreement; (B) an act or omission by the Executive as a result of which the Executive is charged with a criminal offence involving dishonesty, breach of trust or moral turpitude; (C) the Executive’s commission of, conviction of, or entry of a plea of guilty or no contest to, a crime that constitutes a felony; (D) theft, fraud, misappropriation, willful neglect or misconduct, or material dishonesty by the Executive involving the property or affairs of the Company or any of its affiliates; (E) the Executive’s chronic absenteeism; (F) the Executive’s lack or performance due to chronic alcoholism or other form of substance abuse; or (G) the Executive’s willful and unjustified refusal to perform his duties hereunder; provided, however, that the Executive shall be permitted ten (10) days’ written notice and opportunity to cure prior to a termination based on clause (A) or (G) to the extent capable of being cured. In the event that Executive’s employment is terminated by the Company for Cause, Executive shall immediately resign from Executive’s membership (if any) on the Board.
     (2)     At any time during the Term, the Company or the Parent may terminate the Executive’s employment hereunder for Cause. In the event that the Executive’s employment hereunder is terminated by the Company or the Parent for Cause in accordance with Section 6(c)(1), he shall be entitled to: (A) the continued right to exercise any Stock Options, to the extent that such Stock Option is vested as of the Termination Date, for at least the lesser of thirty (30) days following the Termination Date and the remainder of its maximum stated term; and (B) the benefits described in Section 6(h)(1)(i) and (ii).
             (d)     Termination Without Cause. At any time during the Term, the Company or the Parent may terminate the Executive’s employment hereunder without Cause. In the event that the Executive’s employment hereunder is terminated by the Company or the Parent other than (w) for death in accordance with Section 6(a); (x) for disability in accordance with Section 6(b), (y) for Cause in accordance with Section 6(c)(1); or (z) by expiration of the Term of Employment, he shall be entitled to:
     (1)     if within thirty (30) days of the Termination Date the Executive or the Executive’s legal representative signs a General Release of all claims against the Company in a form satisfactory to the Company (“General Release”) an amount equal to six (6) month’s Base Salary, payable within thirty (30) days following Executive’s delivery of the General Release and expiration of any revocation period contained therein;

     (2)     full vesting and exercisability, as of the Termination Date, for all outstanding Stock Options to the extent that such Stock Options were then scheduled to become vested or exercisable on or before the first anniversary of the Termination Date, each such Stock Option to remain exercisable for the lesser of (x) one hundred and twenty (120) days following the Termination Date and (y) the remainder of its stated term.
             (e)     Constructive Termination Without Cause. In the event that a Constructive Termination Without Cause occurs, the Executive shall have the same entitlements as provided under Section 6(d) for a termination by the Company without Cause. As used herein, “Constructive Termination Without Cause” shall mean: (1) any material breach of this Agreement by the Company; provided, however, that the Executive gives the Company written notice specifying the nature of any breach, and the Company has not cured such breach within thirty (30) days’ after receipt of such written notice; or (2) the relocation of the Executive’s principal office and place of employment to a location that is more than sixty (60) miles from Princeton, NJ; provided, however, that the Executive notifies the Company of the Executive’s intent to treat the relocation as Constructive Termination Without Cause within thirty (30) days of the Executive’s receipt of the written notice of relocation (the “Relocation Notice”), and provided further, however, that the Company does not thereafter revoke the Relocation Notice within thirty (30) days after receipt of such Relocation Notice from the Executive.
             (f)     Voluntary Termination. In the event that the Executive terminates his employment hereunder prior to the then-scheduled expiration of the Term of Employment on his own initiative, other than for Disability or by a Constructive Termination Without Cause, he shall give the Company at least ninety (90) days’ prior written notice of such termination and shall have the same entitlements as provided in Section 6(c)(2) in the case of a termination by the Company for Cause. A voluntary termination under this Section 6(f) shall not be deemed a breach of this Agreement.
             (g)     Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 6(a) or (b) hereof) shall be communicated to the other party by a written Notice of Termination.
             (h)     Miscellaneous.
     (1)     On any termination of the Executive’s employment hereunder, he shall be entitled to:
     (i)     Base Salary through the Termination Date; and

     (ii)     a lump-sum payment in respect of accrued but unused vacation days at his Base Salary rate in effect as of the Termination Date.
     (2)     In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. Any amounts due under this Section 6 are considered to be reasonable by the Company and are not in the nature of a penalty.
     (3)     There shall be no contractual or similar restrictions on the Executive’s activities following the Termination Date other than as expressly set forth in this Agreement, the Confidentiality Agreement or any shareholder agreement with the Company to which Executive is a party.
     7.     Change in Control.
             (a)     Definition. As used herein, “Change in Control” shall mean the occurrence of a transaction or series of transactions, either alone or in conjunction with other events or transactions, as a result of which:
     (1)     any “person,” as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934 (the, “Act”) (other than the Parent, any of its subsidiaries, the Executive or The Westaim Corporation [“Westaim”]), together with any “affiliates” or “associates” (as such terms are defined in Rule 12b-2 of under the Act) of such person, becomes (directly or indirectly) a “beneficial owner,” as such term is currently used in Rule 13d-3 promulgated under that Act, of more than fifty percent (50%) of the Voting Securities of the Parent(measured either by number of Voting Securities or by number of votes entitled to be cast), whether through the acquisition of previously issued and outstanding Voting Securities, or of Voting Securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect, unless the acquisition of such Voting Securities is approved by a majority of Incumbent Directors (as defined below). As used herein: (x)“Voting Securities” shall mean issued and outstanding securities of the Parent of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect one or more members of the Board of the Parent; and (y) “Incumbent Directors,” means the members of the Board of the Parent on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

     (2)     fifty percent (50%) or more of the issued and outstanding Voting Securities become subject to a voting trust in which neither the Parent, nor the Executive nor any or his associates nor Westaim nor any of its affiliates participate;
     (3)     a majority of the members of the Board are removed from office at any annual or special meeting of shareholders of the Parent, or a majority of the members of the Board resign from office in the course of any 60-day period, unless the vacancies created thereby are either (A) filled by appointments made by the remaining members of the Board or (B) are filled by nominees proposed by the Board, the Executive, or any of his associates or Westaim; or
     (4)     (x) the Parent combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Parent is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions, unless the holders of Voting Securities of the Parent immediately prior to such combination, sale, merger, consolidation, liquidation or other transaction or series of transactions (collectively, a “Triggering Event”) own, directly or indirectly, and immediately following such Triggering Event, by reason of their ownership of Voting Securities of the Parent immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of securities and by voting power) of: (q) in the case of a combination in which the Parent is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to substantially all of the business and assets of the Parent.
             (b)     Notwithstanding the definition in Section 7(a), it is understood and agreed that no Change in Control shall be deemed to exist or occur as a result of any alteration in the current equity ownership of, or the current voting control over, the Parent or the Company that is a direct consequence of Westaim’s realignment of its ownership interests in the Parent, including but not limited to any transfer by Westaim of its interests; provided, however, that if Westaim transfers fifty percent (50%) or more of the issued and outstanding Voting Securities in the Parent to a bona fide third party purchaser from Westaim in an arms’ length negotiated transaction, the occurrence of such transfer shall constitute a Change in Control.
             (c)     In the event that the Executive’s employment by the Company hereunder is terminated within twelve (12) months following a Change in Control in a termination that is governed by clause 4, 6(d) or 6(e) (relating to terminations due to non- renewal of the Term by the Company and terminations by the Company without Cause or Constructive Termination Without Cause by the Company):

     (1)     in lieu of any amounts otherwise payable to the Executive under clause 4, 6(d) or 6(e), the Executive shall be entitled to an amount equal to twelve (12) month’s Base Salary, payable in a lump sum within thirty (30) days following Executive’s delivery of a General Release and expiration of any revocation period contained therein; and
     (2)     the Executive will be entitled to full vesting and exercisability, as of the Termination Date, for all outstanding Stock Options to the extent that such Stock Options were then scheduled to become vested or exercisable on or before the second anniversary of the Termination Date, each such Stock Option to remain exercisable for the lesser of (x) one hundred and twenty (120) days following the Termination Date and (y) the remainder of its stated term.
     8.     Amendments or Waivers. No amendments or additions to the Agreement shall be binding unless such amendment is set forth in writing and signed by the Executive and by an authorized officer of the Company. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.
     9.     Survival. Sections 3, 6 and 11(c) of this Agreement and the Confidentiality Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding the termination of the Executive’s employment hereunder.
     10.     Representations. The Executive represents and warrants to the Company and the Parent that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.
     11.     Miscellaneous.
             (a)     Notices. Any notice, consent, demand, request, or other communication given to a party in connection with this Agreement shall be in writing and shall be deemed to have been given to such person (i) when delivered personally to such party or (ii), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten days’ advance notice given in accordance with this Section 11):
If notice is to be sent to the Company, it will be sent to:
NUCRYST Pharmaceuticals Inc.
10102 – 114 Street,
Fort Saskatchewan, Alberta T8L 3W4
Attention: Chief Executive Officer
If notice is to be sent to the Executive, it will be sent to:
David B. Holtz
52 Heritage Drive
Allentown, New Jersey 58501
             (b)     Severability and Reformation. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in such event any necessary action will be taken to bring it within applicable legal requirements. If any provision of this Agreement should be held invalid or unenforceable for any reason, in whole or in part, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and be construed as if such invalid or unenforceable provision or part had never been contained herein and so as to achieve the intentions of the Parties as set forth in this Agreement, to the maximum extent possible.
             (c)     Dispute Resolution.
     (1)     Arbitration. The Executive and the Company will arbitrate any and all controversies, claims or disputes arising out of or relating to this Agreement or the Executive’s employment with the Company (“Claims”) before the American Arbitration Association (“AAA”) in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. Each of the Company and the Executive waives any right to a trial by jury in any controversy, claim or dispute with the Company, including those that arise under any federal, state or local law, including without limitation, claims of harassment, discrimination or wrongful termination under common law or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act or the Older

Workers’ Benefit Protection Act. Except as otherwise set forth in this Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, of any administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party.
     (2)     Injunctive Relief. Notwithstanding the agreement to arbitrate, a breach by the Executive of his obligations under the Confidentiality Agreement would cause the Company and its Affiliates and Subsidiaries irreparable harm, and no adequate remedy at law would be available in respect thereof. Accordingly, if any dispute arises between the parties under the Confidentiality Agreement, the Company, its Affiliates and Subsidiaries shall not be required to arbitrate such Claim under Section 11(c)(1), but shall have the right to institute judicial proceedings in any appropriate jurisdiction and shall be entitled to relief enjoining such acts without the need to post a bond. If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Section 11(c)(1) of this Agreement. Further, the Executive and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.
             (d)     Executive’s Acknowledgement. The Executive acknowledges that he fully understands the terms of this Agreement, that he knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts its terms as his own free act. The Executive further acknowledges that he has had the opportunity to seek the advice of counsel in connection with his entry into this Agreement.
             (e)     Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement taxes that are required to be withheld pursuant to any applicable law or regulation.
             (f)     Complete Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties relating to the subject matter hereof, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.
             (g)     Successors or Assigns. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company and its affiliates by way of reorganization, merger or consolidation and any assignee of all or substantially all of its business assets, but except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or the Executive.

Notwithstanding the foregoing, in the event of the death of the Executive all rights to receive payments hereunder shall become rights of the Executive’s estate.
             (h)     Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
             (i)     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.
             (j)     Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

NUCRYST PHARMACEUTICALS INC.	EXECUTIVE

Per: /s/ Thomas E. Gardner	/s/ David B. Holtz
Thomas E. Gardner	David B. Holtz
Chairman, President & CEO